Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 11, 2004 relating to the financial statements and financial statement schedule of PolyMedica Corporation, which appears in PolyMedica Corporation’s Annual Report on Form 10-K for the year ended March 31, 2004.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 8, 2005